Exhibit 10.1

October 17, 2018

PERSONAL AND CONFIDENTIAL

Abraham Ceesay

Re:	Separation Agreement

Dear Abraham:

This letter confirms your separation from employment with scPharmaceuticals Inc. (the “Company”) effective October 19, 2018 (the “Separation Date”). This letter also proposes an agreement between you and the Company.

Regardless of whether you enter into this Agreement (as defined below), the Company shall pay you your “Accrued Benefit” under Section 4(a) of your Employment Agreement with the Company dated in 2017 (the “Employment Agreement”). Your Accrued Benefit consists of (i) your salary, unused vacation, and properly documented expenses (the latter subject to Section 2(c) of the Employment Agreement), in each case accrued to you but unpaid as of the Separation Date, and (ii) any vested benefits you may have under any employee benefit plan of the Company through the Separation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. You also shall be provided with the opportunity to continue group health coverage after the Separation Date under the law known as “COBRA,” if you are eligible for COBRA, at your own sole expense.

You are subject to continuing obligations under Sections 7 (“Confidential Information, Noncompetition and Cooperation”) and 8 (“Arbitration of Disputes”) of the Employment Agreement, which include without limitation your obligation to refrain from competing with the Company and from soliciting Company employees and customers, in each case for the 12 months following the Separation Date, refrain from disclosing Company confidential information at any time, and return all Company property to the Company on or before the Separation Date (collectively with any other confidentiality and/or restrictive covenant obligation you have to the Company or any Company affiliate the “Ongoing Obligations”). The Ongoing Obligations remain in full effect in accordance with their terms.

Any stock options that you have shall be governed in all respects by (i) each incentive stock option agreement or non-qualified stock option agreement, as applicable, identified in Section 2 and (ii) the scPharmaceuticals Inc. 2014 Stock Incentive Plan and the scPharmaceuticals Inc. 2017 Stock Option and Incentive Plan, as applicable ((i) and (ii) collectively, the “Equity Documents”)), except as otherwise expressly provided below.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:

(1)	Severance Benefits

a)

Severance Pay. The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation of six (6) months of your base salary rate in effect on the Separation Date. Notwithstanding the foregoing, if as of the date that is six (6) months following the Separation Date, you have not entered into any Service Relationship (as defined below), the Company shall pay you up to an additional three (3) months of salary continuation at your final base salary rate for so long as you have not entered into any Service Relationship over the following three-month period. The total period during which the salary continuation is paid is the “Severance Pay Period.” The Company shall pay you Severance Pay in installments on its regular payroll dates applicable to your position with the Company; provided that the Company shall not be obligated to begin paying Severance Pay before the Effective Date (as defined below), and instead shall begin paying Severance Pay on the first applicable payroll date after the Effective Date, which will be within 60 days following the Separation Date. A “Service Relationship” means any employment, independent contractor, consulting, director or other position for which you perform services of any nature in exchange for compensation of any kind (whether cash, equity or otherwise and including any deferred compensation arrangement).

b)

Health Benefits. If you are eligible for and elect COBRA continuation coverage, the Company shall pay the same portion of premiums that it pays for active employees for the same level of group health coverage as in effect on the Separation Date, such payments to commence in respect of COBRA continuation coverage beginning on the later of (i) the Effective Date and (ii) November 1, 2018, with such payments continuing thereafter until the earlier of the end of (x) the Severance Pay Period or (y) your eligibility under COBRA for continuation coverage for group health care. You will be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed; provided that the Company shall pay the currently unpaid portion of such premiums (if any) for the period between the Separation Date and November 1, 2018. You authorize the deduction of the portion for which you are responsible from your Severance Pay.

(2)	Extension of Exercise Period

In accordance with the vesting schedules set forth in (i) your incentive stock option agreements dated (a) March 16, 2016, (b) April 17, 2017, and (c) January 17, 2018 and (ii) your non-qualified stock option agreements dated (x) March 16, 2016, (y) April 17, 2017, and (z) January 17, 2018, as of the Separation Date your options to purchase up to 80,841 shares of the Company’s common stock (“Shares”) will be vested (the “Vested Option”), and your options to purchase up to 155,339 Shares will be unvested (the “Unvested Option”). Pursuant to the terms of the Equity Documents, you have ninety (90) days from the Separation Date (the “Exercise Period”) to exercise your right to purchase up to the number of shares subject to the Vested Option. If you enter into and comply with this Agreement, the Exercise Period with respect to the Vested Option shall be extended until 24 months after the Separation Date (the “Extension”). The shares subject to the Unvested Option shall expire and become null and void as of the Separation Date.

You acknowledge that as a result of the Extension, your options that are incentive stock options presently will convert to nonqualified stock options, consistent with the Equity Documents and applicable law. You are advised to seek tax guidance from your personal tax advisors with regard to the potential change in tax treatment of your vested options (if they are incentive stock options presently) if you agree to the extension of the Exercise Period. The Equity Documents shall otherwise be in full force and effect. Except as expressly provided herein with respect to the Extension, in the event of any conflict between the Equity Documents and this Agreement, the Equity Documents shall control.

(3)	Release of Claims

In consideration for, among other terms, the Severance Pay and the Extension, to each of which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law

•	under any other federal or state statute, including without limitation the Massachusetts Pay Equity Law;

•	under the Age Discrimination in Employment Act;

•

for wages, bonuses, expense reimbursements, the payment of expenses, incentive compensation, expenses, commissions, overtime, stock, stock options, severance pay, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, under M.G.L. c. 151, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement and to any vested benefits under any 401(k) plan.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

You acknowledge and agree that except as expressly specified in this Agreement, you are not entitled to any wages, salary, vacation pay, bonuses (including without limitation any 2018 cash bonus), severance, equity (including without limitation any equity acceleration) or any other compensation or benefits from the Company or any of its affiliates.

(4)	Nondisparagement

You agree not to make any disparaging statements, whether verbally, in writing, on social media or otherwise, concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees, other agents, products or services. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

(5)	Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all information related to this Agreement confidential to the extent not publicly disclosed by the Company. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.

(6)	Return of Property

You confirm that, to the best of your knowledge, you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

(7)	Defend Trade Secrets Act Notice.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(8)	Protected Disclosures.

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action).

(9)	Other Provisions

a)

Termination and Return of Payments. If you breach any of your obligations under this Agreement, including the Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its non-wage payments to you or for your benefit under this Agreement, require the return of such payments, and/or terminate your extended option exercise period. The termination or return of such payments and/or termination of your extended option exercise period in the event of your breach will not affect your continuing obligations under this Agreement or under the Ongoing Obligations.

b)

Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any breach of this Agreement by the Company shall not constitute a defense to enforcement of any provision of the Ongoing Obligations.

c)

Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as expressly provided in this Agreement.

d)

Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that, to the extent expressly permitted under Section 8 of the Employment Agreement regarding arbitration, the state and federal court of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. This Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUCH COURT ACTION.

e)

Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including without limitation your Employment Agreement, except the Ongoing Obligations (which are incorporated herein by reference) and the Equity Documents.

f)

Tax Matters. All payments pursuant to this Agreement shall be subject to applicable taxes and withholdings and each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

g)	Time for Consideration; Effective Date.

You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).

h)	Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

scPharmaceuticals Inc.

By:	/s/ John H. Tucker	10/18/18
	John Tucker	Date
President and CEO

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Abraham Ceesay	10/18/18
Abraham Ceesay	Date